Exhibit 23 - Consent of Independent Public Accountants

We hereby consent to the incorporation by reference to the Registration Statement on Form S-8, File Number 333-45413, of our report dated August 1, 2000, on the consolidated financial statements of Home Financial Bancorp, Spencer, Indiana, which report is included in the Annual Report on Form 10-K of Home Financial Bancorp, Spencer, Indiana.



/s/ OliveLLP

OLIVELLP
Indianapolis, IN
September 1, 2000